FOR IMMEDIATE RELEASE
FEBRUARY 16, 1999


  NEW FRONTIER MEDIA, INC. ANNOUNCES CONTENT LICENSE WITH PLEASURE PRODUCTIONS

    Company acquires "broadcast and electronic distribution rights, including
           Subscription and Pay-Per-View Television, Video-On-Demand, and Internet rights" to 4,000 title adult library

Boulder, Colorado - New Frontier Media, Inc. (NASDAQ:NOOF) announced today that it has executed a definitive License Agreement with Pleasure Productions ("Pleasure") to acquire all broadcast (cable television and DBS), Internet and other electronic distribution rights to Pleasure's approximately 4,000 title adult film and video library including its recently acquired Western Visuals titles. In addition, the License Agreement provides for New Frontier Media to receive current and future programming considerations for a period of five years with renewal provisions. Based in Hightstown, New Jersey, Pleasure Productions is one of the world's largest producers and distributors of adult programming and products. Pleasure's award winning adult movie library includes the 1999 Adult Video News ("AVN") film of the year "Looker", and numerous other award winning features including "Phoenix Rising" (nine AVN award nominations). In addition, Pleasure maintains exclusive relationships with industry leading directors such as Nic Cramer, AVN's 1998 Director of the Year.

The License Agreement calls for New Frontier Media, Inc. to issue 700,000 shares of common stock and 700,000 warrants to purchase shares of New Frontier Media stock in exchange for broadcast and electronic distribution rights to Pleasure's 4,000 title library. Broadcast and electronic rights include subscription television, pay -per-view television, video-on-demand, and Internet rights. In addition, a representative of Pleasure has agreed to join New Frontier Media's Board of Directors.

"Pleasure's award winning library solidifies our programming requirements for our four television networks and gives our Company a huge competitive advantage in terms of content quality, depth and breadth over our Pay-TV and subscription television rivals," commented Mark Kreloff, Chairman and Chief Executive Officer of New Frontier Media, Inc. "We plan to quickly incorporate Pleasure's library into the programming of our existing four networks and our "dial-up" and Broadband Internet products."

"New Frontier Media and Pleasure Productions are a perfect synergistic fit," commented Michael Koretsky, President of Pleasure Productions. "Pleasure's strong content development expertise coupled with New Frontier's broadcasting and Internet expertise will prove to be a dynamic combination in electronic media," added Koretsky.

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"Our Broadband Internet and video-on-demand service, which is scheduled for a
June, 1999 launch, will be greatly enhanced by Pleasure's library," commented Thomas Nyiri, Vice President and General Manager of New Frontier Media. "Our new systems will be able to deliver over 10,000 hours of recorded video on demand, in broadcast quality, to high-speed Internet connections such as those offered by cable television, DBS providers and telephone companies," added Nyiri.

Headquartered in Boulder, Colorado, New Frontier Media, Inc. is a diversified entertainment company that is primarily engaged in the electronic distribution of adult entertainment content through subscription/pay-per-view television and the Internet.

The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties, including those risks detailed in the Company's Securities and Exchange Commission filings that could cause actual results to differ materially from those set forth in or implied by forward-looking statements.


CONTACT:
New Frontier Media, Inc.
Mark Kreloff, 303/444-0900

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